EXHIBIT 12.1

NTL COMMUNICATIONS CORP.


                                                                                     DECEMBER 31
                                     SEPTEMBER 30,   ---------------------------------------------------------------------------
                                         1999            1998            1997            1996            1995           1994
                                     -------------   -------------   -------------   -------------   ------------   ------------
Fixed charges:
  Interest.........................  $ 516,434,000   $ 356,575,000   $ 209,340,000   $ 147,326,000   $ 40,562,000   $ 15,316,000
  Amortization of debt expense.....     12,559,000      10,227,000       7,831,000       8,873,000      1,424,000        502,000
  Interest portion of rental
    expense........................      9,800,000       9,785,000       6,016,000       4,957,000        647,000        369,000
                                     -------------   -------------   -------------   -------------   ------------   ------------
  Fixed charges....................    538,793,000     376,587,000     223,187,000     161,156,000     42,633,000     16,187,000
  Preferred stock dividend
    requirement....................             --      18,761,000      11,978,000              --             --             --
                                     -------------   -------------   -------------   -------------   ------------   ------------
Combined fixed charges and
  preferred stock dividend.........    538,793,000     395,348,000     235,165,000     161,156,000     42,633,000     16,187,000
                                     =============   =============   =============   =============   ============   ============
Earnings:
  Income (loss) from operations....  $(864,888,000)  $(537,943,000)  $(348,648,000)  $(246,801,000)  $(93,262,000)  $(27,943,000)
  Income from operations...........    538,793,000     376,587,000     223,187,000     161,156,000     42,633,000     16,187,000
  Less: Capitalized interest.......    (31,864,000)    (27,760,000)     (6,770,000)    (10,294,000)   (12,183,000)    (3,906,000)
                                     -------------   -------------   -------------   -------------   ------------   ------------
                                     $(357,959,000)  $(189,116,000)  $(132,231,000)  $ (95,939,000)  $(62,812,000)  $(15,662,000)
                                     =============   =============   =============   =============   ============   ============
Ratio of Earnings to Fixed
  Charges(1).......................             --              --              --              --             --             --


---------------

The ratio of earnings to fixed charges and combined fixed charges and preferred stock dividends is not meaningful for the periods that result in a deficit.


(1) For the nine months ended September 30, 1999 and the years ended December 31, 1998, 1997, 1996, 1995, and 1994, the deficit of earnings to fixed charges was $896,752,000, $565,703,000, $355,418,000, $257,095,000,
     $105,445,000 and $31,849,000, respectively.


                                       S-4